Exhibit 4.4
                                                                     -----------

                               Amendment Number 4
                                       to
                        PCS U.S. Employees' Savings Plan

         WHEREAS, PCS Administration (USA), Inc. (the "Sponsor") maintains the PCS U.S. Employees' Savings Plan (the "Plan"), a qualified defined contribution plan pursuant to section 401(a) of the Internal Revenue Code of 1986; and

         WHEREAS, the Sponsor desires to amend the Plan to increase the maximum amount of compensation participants can defer under the Plan on a pre-tax and after-tax basis; and

         WHEREAS, the Employee Benefits Committee for the Plan is authorized to make certain amendments to the Plan;

         NOW THEREFORE, BE IT RESOLVED, that effective April 1, 2002 the Plan is amended as follows:

         1. Section 4.2 of the Plan is hereby amended by substituting the words "50 percent" for the words "20 percent" each time they appear in this section.

         IN WITNESS WHEREOF, the Sponsor has caused this instrument to be executed on its behalf by its duly authorized officer as of the 31st day of December, 2002.


                                            PCS ADMINSTRATION (USA), INC.



                                            By:  /s/ Barbara Jane Irwin
                                                 ----------------------------
                                                 Barbara Jane Irwin
                                                 Sr. VP of Administration,
                                                 PCS Adminstration (USA), Inc.